SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
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RAE SYSTEMS INC.

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March 16, 2011
RAE SYSTEMS INC.
SUPPLEMENT TO PROXY STATEMENT
FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 7, 2011
To the Holders of Common Stock of RAE Systems Inc.:
RAE Systems Inc. (the “Company”) provides the following information to supplement and amend its Proxy Statement, dated March 9, 2011 (the “Proxy Statement”), furnished to stockholders in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on April 7, 2011. This supplement should be read in conjunction with the Proxy Statement.
Update to “Background of the Merger” Section of Proxy Statement
The section entitled “Special Factors — Background of the Merger” beginning on page 12 of the Proxy Statement describes the background of the merger up to March 9, 2011, the date of the Proxy Statement. The discussion below supplements that description to describe certain events following that date.
On March 10, 2011, we received a letter from Rudy II Acquisition Corp., which we have been advised is an affiliate of Battery Ventures and the other private equity firm that participated in the February 2, 2011 proposal, setting forth a proposal for an acquisition of all of our outstanding common stock for a price of $1.90 per share. The letter stated that the proposal would provide the same form of consideration — cash — to all of our stockholders. The letter reiterated the description of the March 2, 2011 call between Mr. Chen and a representative of Battery Ventures that Battery Ventures had verbally provided the chairperson of our Special Committee and a representative of Fenwick & West on March 3, 2011 as described in the Proxy Statement. The letter then stated that in view of Mr. Chen’s position as stated on that call, and his prior statement that, as reported in the letter, he was not interested in receiving a higher price for his shares, Battery Ventures and the other private equity firm proposed a structure in which we would issue to Rudy II Acquisition Corp. a new special voting preferred stock that would allow it to cast a number of votes in favor of its transaction and related matters equal to the number of shares held by Mr. Chen, Peter Hsi and their affiliates, and affiliates of Vector Capital and which would be redeemable for nominal consideration if the proposed merger agreement is terminated in accordance with its terms. The letter was accompanied by a proposed form of merger agreement and guarantee agreements under which the purchase price would be guaranteed by Battery Ventures and the other private equity firm, and a proposed form of document establishing the terms of this preferred stock.

March 16, 2011
Finally, the letter stated that because of the threats Battery Ventures had stated that it had received from Mr. Chen, Battery Ventures and the other private equity firm would expect that we could complete a pending sale of our Fushun joint venture before they would enter into a merger agreement with us , and that if this could not be accomplished, they would be willing to work with the Special Committee to find a structural or other solution that would allow them to become more comfortable that any threatened actions would not come to fruition. Similarly, the letter stated that they understood that we anticipated executing an agreement to sell a building in Beijing owned by our RAE KLH joint venture. Any such agreement will require the consent of Vector Capital under the Merger Agreement, and representatives of Vector Capital have advised us that Vector Capital may not be inclined to give such consent under the current circumstances. The letter stated that Battery Ventures had specific concerns regarding these matters because, as stated by Battery Ventures, one of the means by which Mr. Chen had threatened, on the March 2, 2011 call described in the Proxy Statement, to harm the business if Battery prevailed with its offer would be to act to ensure that these transactions did not occur. Finally, the letter stated that Battery Ventures and the other private equity firm intended to evaluate governmental licenses and permits in China for material business risk.
The Special Committee met on March 10, 2011, together with representatives of Fenwick & West, Morris Nichols and UBS to review this proposal. Representatives of Fenwick & West described the fiduciary duties of the members of the Special Committee with regards to this new proposal. Following discussion, and after consultation with representatives of Fenwick & West and UBS, the Special Committee determined that this proposal met the criteria set forth in the Merger Agreement to permit us to continue to provide information to, and negotiate with, Battery Ventures and the other private equity firm in response to this proposal. In addition, the Special Committee determined that it would be appropriate for us to continue to move forward on the actions required in connection with the merger, in view of the certainty of the terms of the merger and our obligations under the Merger Agreement. The Special Committee also directed us to provide any additional information requested by Battery Ventures and the other private equity firm, to explore the permissibility of the proposed preferred stock issuance under Delaware law, and to determine whether the issuance of this preferred stock would result in the delisting of our common stock from the NYSE Alternext US exchange. On March 11 and 15, 2011, we provided Battery Ventures and its counsel with additional information, and representatives of Fenwick & West and Morris Nichols had calls with representatives of Battery Ventures’ counsel at Cooley, Bingham and Richards Layton & Finger during which Battery Ventures’ counsel described the basis for their position that the preferred stock issuance was permissible under Delaware law and our counsel asked questions regarding their position and their analysis.
Neither our Special Committee nor our board of directors has approved, adopted or recommended an acquisition proposal from Battery Ventures and the other private equity firm or declared it superior to the Merger Agreement and the merger. Moreover, our Special Committee and board of directors have not withdrawn, qualified, or modified in any respect their recommendation that our stockholders adopt the Merger Agreement.
Except as amended by this Supplement, all information set forth in the Proxy Statement remains unchanged. Please also note that this Supplement does not change the proposals to be acted upon at the Special Meeting, which are described in the Proxy Statement.